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LOGO RCM Technologies
     The Source of Smart Solutions


RCM Technologies, Inc.                                 Resources & Solutions:
2500 McClellan Avenue                                  Information Technology
Pennsauken, NJ 08109-4613                              Professional Engineering
                                                       Government Services

Tel: 609.486.1777 Ext. 100
Fax: 609.486.2123
leon.kopyt@rcmt.com
www.rcmt.com

Leon Kopyt
CHAIRMAN, PRESIDENT & CEO


Via Federal Express

                                 April 23, 2003


Justin P. Klein, Esquire
On Behalf of Special Committee of the Board of Directors
The Judge Group, Inc.
c/o Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51 Floor
Philadelphia, PA 19103-7599

Dear Mr. Klein:

We are in receipt of your letter dated April 4, 2003, in response to our letter informing you of our desire to purchase all of the outstanding common stock of The Judge Group, Inc. (the "Company"). We appreciate your invitation to have our counsel contact you to arrange a meeting with the Special Committee for us.

In order to facilitate the meeting, we would like to confirm to you our continued desire to acquire the Company. In this regard, based on currently available public information and subject to our completion of due diligence concerning the Company, we expect to be in a position to offer to purchase all of the Company's outstanding common stock for a price ranging between $ 1.10 and $1.25 per share. An offer within this range would afford the Company's stockholders between 16% and 32% greater value for their shares than is reflected by management's current offer of $0.95 per share.

We renew our request to meet with you at your earliest convenience to discuss the optimal way for us to offer formally to purchase the Company's common stock, and to allow the Company's stockholders to maximize the value of their shares.

Please contact me at (856) 486-1777, ext. 100 to arrange a meeting.



                                       Sincerely,

                                       RCM TECHNOLOGIES, INC

                                       Leon Kopyt
                                       --------------------------------
                                       Leon Kopyt
                                       Chairman, President & CE0




cc: R. Angermann, J. Hahn, and R. Strouse - The Judge Group, Inc.
       R. Silfen - Morgan Lewis Bockius